Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contact:
October 19, 2017	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon builds on 2Q momentum with strong 3Q results

3Q 2017 highlights

•	89 cents in earnings per share (EPS), compared with 89 cents in 3Q 2016; adjusted EPS (non-GAAP), excluding special items, of 98 cents in 3Q 2017, compared with $1.01 in 3Q 2016.

•
Wireless: 603,000 retail postpaid net additions, including 486,000 postpaid smartphone net adds; retail postpaid churn of 0.97 percent, with strong customer loyalty demonstrated by retail postpaid phone churn of 0.75 percent -- less than 0.90 percent for the 10th consecutive quarter.

•	Wireline: Fios total revenue growth of 4.8 percent.

NEW YORK - Building on momentum from second-quarter 2017, Verizon Communications Inc. (NYSE, Nasdaq: VZ) delivered strong results in third-quarter 2017, both adding and retaining wireless customers, and generating significant cash flow.
Verizon reported EPS of 89 cents in the quarter, compared with 89 cents in third-quarter 2016. On an adjusted basis (non-GAAP), third-quarter 2017 EPS was 98 cents. This includes 7 cents per share in net losses primarily for early debt redemption costs, and 2 cents per share in acquisition and integration related charges in connection with Yahoo and other acquisitions. This compares with adjusted EPS of $1.01 in third-quarter 2016.
Verizon’s third-quarter 2017 earnings include a 1-cent-per-share impact as a result of the natural disasters in Florida and Texas.

“Verizon Wireless delivered another quarter of profitable growth combined with strong customer loyalty,” said Chairman and CEO Lowell McAdam. “This success is based on the strength of the Verizon network, and I share the pride of all Verizon employees that our network aided and served first-responders and customers when they needed it most following the recent natural disasters. While steadily investing to advance our network leadership and to build the Verizon Intelligent Edge Network, we have also maintained the financial flexibility to increase shareholder dividends for an 11th consecutive year.”

Consolidated results
Total consolidated operating revenues in third-quarter 2017 were $31.7 billion, up 2.5 percent from third-quarter 2016. On a comparable basis excluding divestitures and acquisitions (non-GAAP), consolidated revenues declined 2.3 percent.
Net income was $3.7 billion in third-quarter 2017. EBITDA (non-GAAP, earnings before interest, taxes, depreciation and amortization) totaled $11.5 billion. Consolidated operating income margin was 22.7 percent. Consolidated EBITDA margin (non-GAAP) was 36.2 percent in third-quarter 2017, compared with 33.9 percent in third-quarter 2016. Adjusted EBITDA margin (non-GAAP) was 36.7 percent and 36.5 percent in the same periods, respectively.
Verizon is focused on driving profitability through efficiencies across its business and in September announced it has targeted $10 billion in cumulative cash savings over the next four years.
Cash flow from operations totaled $17.2 billion during the first nine months of 2017, and year-to-date capital expenditures have totaled $11.3 billion.
In Verizon’s media business, Oath revenues were $2 billion in third-quarter 2017, and the integration of AOL and Yahoo is ahead of internal expectations. In telematics, revenues were more than $220 million in third-quarter 2017. Organic IoT (Internet of Things) revenues (non-GAAP) increased approximately 13 percent year over year.

Wireless results

•
Verizon reported a net increase of 603,000 retail postpaid connections in third-quarter 2017. Net phone additions of 274,000 included 486,000 smartphones in the quarter, compared with 242,000 smartphone additions in third-quarter 2016. The 603,000 postpaid net adds included tablet net adds of 91,000 and net adds of other connected devices, led by wearables, of 238,000. The company had 109.7 million retail postpaid connections and 5.6 million retail prepaid connections at the end of the quarter.

•	Verizon added 30,000 postpaid accounts in third-quarter 2017, compared with a loss of 107,000 postpaid accounts in third-quarter 2016.

•
Total retail postpaid churn was 0.97 percent in third-quarter 2017, driven mainly by retail postpaid phone churn of 0.75 percent - the 10th consecutive quarter of retail postpaid phone churn of less than 0.90 percent.

•
Revenue trends are improving. Total revenues were $21.6 billion in third-quarter 2017, a decline of 2.4 percent compared with third-quarter 2016. A year ago, quarterly total revenues had declined 3.9 percent year over year. On a year-over-year basis, service revenues declined 5.1 percent versus a 6.7 percent decrease in the second quarter. Sequentially, service revenues increased for the first time in 12 quarters.

•	The company expects its service revenue trend to continue to improve in fourth-quarter 2017, exiting the year with a year-over-year decline of less than 4 percent.

•	Verizon now has approximately 78 percent of its postpaid phone base on unsubsidized service pricing plans, compared with 60 percent in third-quarter 2016.

•
The percentage of phone activations on device payment plans was about 77 percent in third-quarter 2017, consistent with second-quarter 2017. Verizon expects a seasonal increase in this rate in fourth-quarter 2017. Approximately 49 percent of postpaid phone customers had a device payment plan at the end of third-quarter 2017, consistent with second-quarter 2017.

•
Segment operating income in third-quarter 2017 was $7.6 billion, and segment operating income margin on total revenues was 35.2 percent. Segment EBITDA (non-GAAP) totaled nearly $10.0 billion in third-quarter 2017. Segment EBITDA margin on total revenues (non-GAAP) was 46.2 percent, compared with 44.9 percent in third-quarter 2016.

Wireline results

•
Total wireline revenues increased 1.1 percent, to $7.7 billion, comparing third-quarter 2017 with third-quarter 2016. On an organic basis, excluding revenues from acquired operations (non-GAAP), total wireline revenues declined 2.7 percent year over year in third-quarter 2017, consistent with second-quarter 2017.

•
Total Fios revenues grew 4.8 percent, and consumer Fios revenues grew 4.6 percent, comparing third-quarter 2017 with third-quarter 2016 and including the impact of two marquee pay-per-view events in the current quarter. Fios Gigabit Connection, which offers symmetrical high-speed broadband, continues to gain traction with customers.

•
In third-quarter 2017, Verizon added a net of 66,000 Fios Internet connections and lost a net of 18,000 Fios Video connections, reflecting the ongoing shift from traditional linear video to over-the-top offerings. At the end of the quarter, Verizon had 5.8 million Fios Internet connections and 4.6 million Fios Video connections.

•
Wireline operating income was $65 million in third-quarter 2017, compared with $73 million in third-quarter 2016. Segment operating income margin was 0.8 percent in third-quarter 2017. Segment EBITDA (non-GAAP) was $1.6 billion in third-quarter 2017. Segment EBITDA margin (non-GAAP) was 21.1 percent in third-quarter 2017, compared with 20.3 percent in third-quarter 2016.

•	In the quarter, Verizon was named an Enterprise Infrastructure Solutions contract provider by the U.S. General Services Administration. Verizon Enterprise Solutions (VES) released its 2017

Payment Security Report, which demonstrated a link between payment card security standard compliance and an organization’s ability to defend itself against cyberattacks. On the product front, Check Point Software Technologies Ltd. embedded its security offering within Verizon’s Virtual Network Services (VNS) solution; VNS was made available on the Amazon Web Services cloud; and VES introduced mid-market and enterprise capabilities for its One Talk solution. In addition, Verizon announced plans to develop a dedicated network core for public safety.

Network and Technology highlights

•
As expected, the introduction of unlimited wireless pricing plans has increased LTE network usage. Verizon has network capabilities and pricing plan features to handle this increase while maintaining a high-quality experience for customers, evidenced by awards in third-party studies that test coverage, speed and reliability. Just over 50 percent of Verizon’s available low- and mid-band spectrum portfolio is being used for 4G LTE.

•
Through prior investment, planning, network redundancy and rapid response, Verizon’s network maintained a high level of performance, despite widespread power outages, during natural disasters in Texas, Florida and Northern California. Although the company is not a wireless operator in Puerto Rico, Verizon has offered assistance to local carriers and government officials working to recover from hurricane damage there.

•
The Verizon Intelligent Edge Network, the company’s future network architecture designed to meet the demands of new types of applications, has many components that lead to a multi-use, software-driven network at scale. Verizon’s pre-commercial 5G fixed wireless broadband trials are continuing, and the company is on track to share trial results later in the fourth quarter.

Outlook and forward-looking items

Verizon expects the following:

•
Full-year 2017 consolidated revenues, on an organic basis, to be fairly consistent with 2016, with improvement in wireless service revenue and equipment revenue trends; also, full-year 2017 consolidated adjusted EPS trends to be similar to consolidated revenue trends;

•	Consolidated capital spending for 2017 to be at the lower end of the range of $16.8 billion to $17.5 billion; and

•	The 2017 effective tax rate to be around 34 percent, excluding impacts from potential tax reform.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 160,100 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network and the nation’s premier all-fiber network, and delivers integrated solutions to businesses worldwide. Its Oath subsidiary reaches about one billion people around the world with a dynamic house of media and technology brands.

####

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement our business strategies; and the inability to realize the expected benefits of strategic transactions.

Verizon Communications Inc.
Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16	% Change	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	% Change
Operating Revenues
Service revenues and other	$27,365	$26,813	2.1	$79,665	$81,858	(2.7)
Wireless equipment revenues	4,352	4,124	5.5	12,414	11,782	5.4
Total Operating Revenues	31,717	30,937	2.5	92,079	93,640	(1.7)
Operating Expenses
Cost of services	7,640	6,989	9.3	21,573	22,180	(2.7)
Wireless cost of equipment	4,965	5,240	(5.2)	14,808	14,882	(0.5)
Selling, general and administrative expense	7,632	8,226	(7.2)	20,579	25,601	(19.6)
Depreciation and amortization expense	4,272	3,942	8.4	12,498	11,941	4.7
Total Operating Expenses	24,509	24,397	0.5	69,458	74,604	(6.9)
Operating Income	7,208	6,540	10.2	22,621	19,036	18.8
Equity in losses of unconsolidated businesses	(22)	(23)	(4.3)	(71)	(63)	12.7
Other income (expense), net	(511)	97	*	(1,376)	(1,697)	(18.9)
Interest expense	(1,164)	(1,038)	12.1	(3,514)	(3,239)	8.5
Income Before Provision for Income Taxes	5,511	5,576	(1.2)	17,660	14,037	25.8
Provision for income taxes	(1,775)	(1,829)	(3.0)	(5,893)	(5,029)	17.2
Net Income	$3,736	$3,747	(0.3)	$11,767	$9,008	30.6
Net income attributable to noncontrolling interests	$116	$127	(8.7)	$335	$376	(10.9)
Net income attributable to Verizon	3,620	3,620	—	11,432	8,632	32.4
Net Income	$3,736	$3,747	(0.3)	$11,767	$9,008	30.6
Basic Earnings per Common Share
Net income attributable to Verizon	$0.89	$0.89	—	$2.80	$2.12	32.1
Weighted average number of common shares (in millions)	4,084	4,079		4,083	4,080
Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$0.89	$0.89	—	$2.80	$2.11	32.7
Weighted average number of common shares-assuming dilution (in millions)	4,089	4,086		4,088	4,086
Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)

Unaudited	9/30/17	12/31/16	$ Change
Assets
Current assets
Cash and cash equivalents	$4,487	$2,880	$1,607
Accounts receivable, net	21,549	17,513	4,036
Inventories	1,276	1,202	74
Assets held for sale	275	882	(607)
Prepaid expenses and other	3,280	3,918	(638)
Total current assets	30,867	26,395	4,472
Plant, property and equipment	242,608	232,215	10,393
Less accumulated depreciation	155,986	147,464	8,522
Plant, property and equipment, net	86,622	84,751	1,871
Investments in unconsolidated businesses	1,054	1,110	(56)
Wireless licenses	87,883	86,673	1,210
Goodwill	28,725	27,205	1,520
Other intangible assets, net	10,993	8,897	2,096
Non-current assets held for sale	—	613	(613)
Other assets	8,538	8,536	2
Total Assets	$254,682	$244,180	$10,502
Liabilities and Equity
Current liabilities
Debt maturing within one year	$2,180	$2,645	$(465)
Accounts payable and accrued liabilities	18,434	19,593	(1,159)
Other	8,316	8,102	214
Total current liabilities	28,930	30,340	(1,410)
Long-term debt	115,317	105,433	9,884
Employee benefit obligations	21,131	26,166	(5,035)
Deferred income taxes	48,345	45,964	2,381
Other liabilities	12,508	12,245	263
Equity
Common stock	424	424	—
Contributed capital	11,098	11,182	(84)
Reinvested earnings	19,373	15,059	4,314
Accumulated other comprehensive income	2,683	2,673	10
Common stock in treasury, at cost	(7,141)	(7,263)	122
Deferred compensation – employee stock ownership plans and other	411	449	(38)
Noncontrolling interests	1,603	1,508	95
Total equity	28,451	24,032	4,419
Total Liabilities and Equity	$254,682	$244,180	$10,502

Selected Financial and Operating Statistics

Unaudited	9/30/17	12/31/16
Total debt (in millions)	$117,497	$108,078
Net debt (in millions)	$113,010	$105,198
Net debt / Adjusted EBITDA(1)	2.6x	2.4x
Common shares outstanding end of period (in millions)	4,079	4,077
Total employees (‘000)	160.1	160.9
Quarterly cash dividends declared per common share	$0.5900	$0.5775
Footnotes:

(1)
Adjusted EBITDA excludes the effects of special items and operating results of Divested Businesses, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Verizon Communications Inc.
Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	$ Change
Cash Flows from Operating Activities
Net Income	$11,767	$9,008	$2,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,498	11,941	557
Employee retirement benefits	(334)	4,531	(4,865)
Deferred income taxes	2,577	(2,331)	4,908
Provision for uncollectible accounts	842	963	(121)
Equity in losses of unconsolidated businesses, net of dividends received	100	94	6
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(5,513)	(4,010)	(1,503)
Discretionary contribution to qualified pension plans	(3,411)	(186)	(3,225)
Net gain on sale of divested businesses	(1,774)	(1,007)	(767)
Other, net	469	(1,279)	1,748
Net cash provided by operating activities	17,221	17,724	(503)
Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(11,282)	(11,398)	116
Acquisitions of businesses, net of cash acquired	(6,295)	(963)	(5,332)
Acquisitions of wireless licenses	(469)	(410)	(59)
Proceeds from dispositions of businesses	3,614	9,882	(6,268)
Other, net	731	350	381
Net cash used in investing activities	(13,701)	(2,539)	(11,162)
Cash Flows from Financing Activities
Proceeds from long-term borrowings	21,915	8,152	13,763
Proceeds from asset-backed long-term borrowings	2,878	2,594	284
Repayments of long-term borrowings and capital lease obligations	(16,457)	(14,510)	(1,947)
Decrease in short-term obligations, excluding current maturities	(160)	(120)	(40)
Dividends paid	(7,067)	(6,908)	(159)
Other, net	(3,022)	(2,422)	(600)
Net cash used in financing activities	(1,913)	(13,214)	11,301
Increase in cash and cash equivalents	1,607	1,971	(364)
Cash and cash equivalents, beginning of period	2,880	4,470	(1,590)
Cash and cash equivalents, end of period	$4,487	$6,441	$(1,954)
Footnotes:
Certain amounts have been reclassified to conform to the current period presentation.

Verizon Communications Inc.
Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16	% Change	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	% Change
Operating Revenues
Service	$15,841	$16,684	(5.1)	$47,241	$50,234	(6.0)
Equipment	4,352	4,124	5.5	12,414	11,782	5.4
Other	1,387	1,293	7.3	4,085	3,793	7.7
Total Operating Revenues	21,580	22,101	(2.4)	63,740	65,809	(3.1)
Operating Expenses
Cost of services	2,052	2,006	2.3	6,007	5,932	1.3
Cost of equipment	4,965	5,240	(5.2)	14,808	14,882	(0.5)
Selling, general and administrative expense	4,594	4,921	(6.6)	13,785	14,589	(5.5)
Depreciation and amortization expense	2,366	2,287	3.5	7,051	6,862	2.8
Total Operating Expenses	13,977	14,454	(3.3)	41,651	42,265	(1.5)
Operating Income	$7,603	$7,647	(0.6)	$22,089	$23,544	(6.2)
Operating Income Margin	35.2%	34.6%		34.7%	35.8%
Segment EBITDA	$9,969	$9,934	0.4	$29,140	$30,406	(4.2)
Segment EBITDA Margin	46.2%	44.9%		45.7%	46.2%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.
Intersegment transactions have not been eliminated.

Verizon Communications Inc.
Wireless – Selected Operating Statistics

Unaudited				9/30/17	9/30/16	% Change
Connections (‘000)
Retail postpaid				109,686	108,220	1.4
Retail prepaid				5,588	5,456	2.4
Total retail				115,274	113,676	1.4

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16	% Change	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	% Change
Net Add Detail (‘000) (1)
Retail postpaid	603	442	36.4	910	1,697	(46.4)
Retail prepaid	139	83	67.5	141	(124)	*
Total retail	742	525	41.3	1,051	1,573	(33.2)
Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,364	35,530	(0.5)
Retail postpaid connections per account (2)				3.10	3.05	1.6
Retail postpaid ARPA (3)	$136.31	$144.94	(6.0)	$136.06	$145.12	(6.2)
Retail postpaid I-ARPA (4)	$166.98	$169.49	(1.5)	$165.98	$167.23	(0.7)
Churn Detail
Retail postpaid	0.97%	1.04%		1.02%	0.98%
Retail	1.19%	1.28%		1.25%	1.23%
Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	94.8%	93.1%		94.8%	92.6%
Total Smartphone postpaid phone base (2)				89.4%	86.3%
Total Internet postpaid base (2)				18.6%	18.1%
4G LTE devices as % of retail postpaid connections				87.5%	83.7%
Other Operating Statistics
Capital expenditures (in millions)	$2,652	$2,771	(4.3)	$6,927	$7,776	(10.9)
Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

(3)	Retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(4)	Retail postpaid I-ARPA - average service revenue per account from retail postpaid account plus recurring device installment billings.
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.
Intersegment transactions have not been eliminated.

*	Not meaningful

Verizon Communications Inc.
Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16	% Change	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	% Change
Operating Revenues
Consumer Markets	$3,204	$3,174	0.9	$9,589	$9,519	0.7
Enterprise Solutions	2,262	2,273	(0.5)	6,882	6,888	(0.1)
Partner Solutions	1,244	1,219	2.1	3,708	3,722	(0.4)
Business Markets	903	834	8.3	2,700	2,534	6.6
Other	49	76	(35.5)	184	240	(23.3)
Total Operating Revenues	7,662	7,576	1.1	23,063	22,903	0.7
Operating Expenses
Cost of services	4,496	4,369	2.9	13,457	13,996	(3.9)
Selling, general and administrative expense	1,552	1,667	(6.9)	4,716	4,998	(5.6)
Depreciation and amortization expense	1,549	1,467	5.6	4,572	4,540	0.7
Total Operating Expenses	7,597	7,503	1.3	22,745	23,534	(3.4)
Operating Income (Loss)	$65	$73	(11.0)	$318	$(631)	*
Operating Income (Loss) Margin	0.8%	1.0%		1.4%	(2.8)%
Segment EBITDA	$1,614	$1,540	4.8	$4,890	$3,909	25.1
Segment EBITDA Margin	21.1%	20.3%		21.2%	17.1%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.
Intersegment transactions have not been eliminated.
Certain amounts have been reclassified to conform to the current period presentation.

*	Not meaningful

Verizon Communications Inc.
Wireline – Selected Operating Statistics

Unaudited				09/30/17	09/30/16	% Change
Connections (‘000)
Fios Video Subscribers				4,648	4,673	(0.5)
Fios Internet Subscribers				5,803	5,585	3.9
Fios Digital voice residence connections				3,920	3,882	1.0
Fios Digital connections				14,371	14,140	1.6
HSI				1,175	1,453	(19.1)
Total Broadband connections				6,978	7,038	(0.9)
Primary residence switched access connections				2,830	3,359	(15.7)
Primary residence connections				6,750	7,241	(6.8)
Total retail residence voice connections				6,950	7,482	(7.1)
Total voice connections				13,100	14,194	(7.7)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16	% Change	9 Mos. Ended 9/30/17	9 Mos. Ended 9/30/16	% Change
Net Add Detail (‘000)
Fios Video Subscribers	(18)	36	*	(46)	38	*
Fios Internet Subscribers	66	90	(26.7)	150	167	(10.2)
Fios Digital voice residence connections	11	3	*	25	10	*
Fios Digital connections	59	129	(54.3)	129	215	(40.0)
HSI	(76)	(66)	(15.2)	(210)	(214)	1.9
Total Broadband connections	(10)	24	*	(60)	(47)	(27.7)
Primary residence switched access connections	(132)	(142)	7.0	(400)	(440)	9.1
Primary residence connections	(121)	(139)	12.9	(375)	(430)	12.8
Total retail residence voice connections	(129)	(152)	15.1	(405)	(467)	13.3
Total voice connections	(252)	(282)	10.6	(839)	(841)	0.2
Revenue Statistics
Fios revenues (in millions)	$2,942	$2,807	4.8	$8,732	$8,344	4.7
Other Operating Statistics
Capital expenditures (in millions)	$1,208	$1,036	16.6	$3,358	$2,856	17.6
Wireline employees (‘000)				58.2	57.9
Fios Video Open for Sale (‘000)				14,130	13,529
Fios Video penetration				32.9%	34.5%
Fios Internet Open for Sale (‘000)				14,423	13,825
Fios Internet penetration				40.2%	40.4%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.
Intersegment transactions have not been eliminated.
Certain amounts have been reclassified to conform to the current period presentation.

*	Not meaningful

Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Consolidated Operating Revenues Excluding Divested Businesses and Acquisitions
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16
Consolidated Operating Revenues	$31,717	$30,937
Less operating revenues from Divested Businesses	54	211
Less operating revenues from Acquisitions	1,648
Consolidated Operating Revenues Excluding Divested Businesses and Acquisitions	$30,015	$30,726
Year over Year Change	(2.3)%
IoT Revenues Excluding Acquisitions
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16
IoT Revenues	$375	$242
Less IoT revenues from Acquisitions	124	20
IoT Revenues Excluding Acquisitions	$251	$222
Year over Year Change	13.1%

Consolidated EBITDA, Consolidated EBITDA Margin, Consolidated Adjusted EBITDA,
Consolidated Adjusted EBITDA Margin and Consolidated Adjusted EBITDA Excluding
Operating Results from Divested Businesses
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 6/30/17	3 Mos. Ended 3/31/17	3 Mos. Ended 12/31/16	3 Mos. Ended 9/30/16	3 Mos. Ended 6/30/16	3 Mos. Ended 3/31/16
Consolidated Net Income	$3,736	$4,478	$3,553	$4,600	$3,747	$831	$4,430
Add/(subtract):
Provision for income taxes	1,775	2,489	1,629	2,349	1,829	864	2,336
Interest expense	1,164	1,218	1,132	1,137	1,038	1,013	1,188
Other (income) expense, net	511	19	846	(98)	(97)	1,826	(32)
Equity in losses of unconsolidated businesses	22	28	21	35	23	20	20
Operating Income	7,208	8,232	7,181	8,023	6,540	4,554	7,942
Add Depreciation and amortization expense	4,272	4,167	4,059	3,987	3,942	3,982	4,017
Consolidated EBITDA	$11,480	$12,399	$11,240	$12,010	$10,482	$8,536	$11,959
Add/subtract special items (before tax):
Severance, pension, and benefit charges/ (credits)(2)	—	195	—	(1,589)	797	3,550	165
Gain on spectrum license transactions	—	—	(126)	—	—	—	(142)
Net gain on sale of Divested Businesses	—	(1,774)	—	—	—	(1,007)	—
Acquisition and integration related costs(1)(2)	166	559	—	—	—	—	—
	166	(1,020)	(126)	(1,589)	797	2,543	23
Consolidated Adjusted EBITDA	$11,646	$11,379	$11,114	$10,421	$11,279	$11,079	$11,982
Operating Results from Divested Businesses(1)(2)	(17)	(50)	(104)	(107)	(115)	(120)	(780)
Consolidated Adjusted EBITDA Excluding Operating Results from Divested Businesses	$11,629	$11,329	$11,010	$10,314	$11,164	$10,959	$11,202
Consolidated Operating Revenues	$31,717				$30,937
Consolidated Operating Income Margin	22.7%
Consolidated EBITDA Margin	36.2%				33.9%
Consolidated Adjusted EBITDA Margin	36.7%				36.5%
(1) Excludes depreciation and amortization expense.
(2) Certain amounts have been reclassified to conform to the current period presentation.

Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Net Debt and Net Debt to Consolidated Adjusted EBITDA Ratio
(dollars in millions)

Unaudited	9/30/17	12/31/16
Net Debt
Debt maturing within one year	$2,180	$2,645
Long-term debt	115,317	105,433
Total Debt	117,497	108,078
Less Cash and cash equivalents	4,487	2,880
Net Debt	$113,010	$105,198
Net Debt to Consolidated Adjusted EBITDA Ratio	2.6x	2.4x

Adjusted Earnings per Common Share (Adjusted EPS) (1)

Unaudited				3 Mos. Ended 9/30/17				3 Mos. Ended 9/30/16
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$0.89				$0.89
Severance, pension, and benefit charges	$—	$—	$—	—	$797	$(295)	$502	0.12
Early debt redemption costs	454	(180)	274	0.07	—	—	—	—
Acquisition and integration related costs	166	(66)	100	0.02	—	—	—	—
	$620	$(246)	$374	0.09	$797	$(295)	$502	0.12
Adjusted EPS				$0.98				$1.01

(1)	Adjusted EPS may not add due to rounding

Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Segment EBITDA and Segment EBITDA Margin
Wireless
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16
Operating Income	$7,603	$7,647
Add Depreciation and amortization expense	2,366	2,287
Segment EBITDA	$9,969	$9,934

Total operating revenues	$21,580	$22,101
Operating Income Margin	35.2%	34.6%
Segment EBITDA Margin	46.2%	44.9%

Wireline
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16

Operating Income	$65	$73
Add Depreciation and amortization expense	1,549	1,467
Segment EBITDA	$1,614	$1,540

Total operating revenues	$7,662	$7,576
Operating Income Margin	0.8%	1.0%
Segment EBITDA Margin	21.1%	20.3%
Wireline Operating Revenues Excluding Acquisition
(dollars in millions)

Unaudited	3 Mos. Ended 9/30/17	3 Mos. Ended 9/30/16

Wireline Operating Revenues	$7,662	$7,576
Less operating revenues from Acquisition	290	—
Wireline Operating Revenues Excluding Acquisition	$7,372	$7,576
Year over Year Change	(2.7)%